Exhibit 5.1

October 24, 2023

AppTech Payments Corp.

5876 Owens Avenue, Suite 100

Carlsbad, California 92008

Ladies and Gentlemen:

We have acted as counsel to AppTech Payments Corp., a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) up to 1,666,667 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase up to 1,666,667 shares of Common Stock (the “Warrant Shares” and, together with the Shares and the Warrants, the “Securities”) pursuant to the Registration Statement on Form S-3 (File No. 333-265526), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on June 10, 2022 (the “Registration Statement”) and which became effective on July 15, 2022, the related base prospectus, dated July 15, 2022 (the “Base Prospectus”), and the prospectus supplement, dated October 23, 2023 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Act.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Purchase Agreement dated October 23, 2023 (the “Purchase Agreement”) by and between the Company and the purchaser party thereto (the “Purchaser”), the form of the Warrant, and originals, or copies certified or otherwise identified to our satisfaction, of the certificate of incorporation of the Company and the bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

For the purpose of rendering this opinion, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus and the Prospectus Supplement, including all supplements and amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States and internal laws of the State of Delaware and the State of New York.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Securities have been duly authorized for issuance by the Company.
2.	The Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the Purchaser and when issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.
3.	The Warrants, when issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
4.	The Warrant Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the holders and when issued and delivered by the Company upon exercise and payment of the applicable exercise price of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement, the Base Prospectus and the Prospectus Supplement. By giving these consents, we do not thereby admit that we are within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP